Exhibit 99.1

UFP TECHNOLOGIES, INC. 172 East Main Street Georgetown, MA 01833 — USA Contact: Ron Lataille 978-234-0926, rlataille@ufpt.com

FOR IMMEDIATE RELEASE

December 16, 2015

UFP Technologies Appoints Dan Croteau to its Board

Georgetown, Mass., December 16, 2015.  UFP Technologies, Inc. (Nasdaq: UFPT), a manufacturer of packaging and component products, announced today it has expanded its Board of Directors to eight members with the appointment of Dan Croteau.

Mr. Croteau is currently the CEO of Vention Medical, a company providing component manufacturing, assembly, and design services for disposable medical devices, with 13 facilities across the US, Central America, Ireland, and Israel.  Previously, Dan was President of FlexMedical, the medical division of Flextronics, which provides manufacturing and supply chain services for disposable medical devices, diagnostic instrumentation, and drug delivery devices.  He was also Executive Vice President and General Manager of Orthopedics for Accellent (renamed Lake Region Medical in 2014), a manufacturer of specialty components and finished medical devices used in orthopedic, cardiology, and surgical devices, and an executive at MedSource Technologies, which was merged in June 2004 with UTI Corporation to form Accellent. As a Senior Vice President at MedSource Technologies, Dan was responsible for sales, marketing, strategy, and acquisitions.

“We are very pleased to have Dan join our Board of Directors,” said R. Jeffrey Bailly, Chairman and Chief Executive Officer.  “His deep wealth of knowledge and expertise in the medical device industry will be extremely valuable as we strive to continue to grow in this important strategic market.”

“Dan is an accomplished, growth-oriented, strategic-minded executive who has successfully planned and executed the growth strategies of numerous medical device companies,” Bailly continued. “I am confident he will be a valuable resource to our Board and our entire executive team, and I look forward to working with him.”

UFP Technologies is an innovative designer and custom converter of foams, plastics, and natural fiber materials, principally serving the medical, automotive, consumer, electronics, industrial, and aerospace and defense markets. The UFP team acts as an extension of its customers’ in-house research, engineering, and manufacturing groups, working closely with them to solve their most complex product and packaging challenges.